EXHIBIT 99

           DARDEN REPORTS 64% INCREASE IN SECOND QUARTER EARNINGS PER
            DILUTED SHARE ON CONTINUED SAME-RESTAURANT SALES STRENGTH

ORLANDO, FL - Darden Restaurants, Inc. today reported record second quarter earnings of 18 cents per diluted share for the quarter ended November 28, 1999, a 64% increase over last year. Earnings after tax for the quarter were up over 54% to $24.5 million. The world's largest casual-dining restaurant company said second quarter sales rose approximately 7% to $848.2 million, driven by strong same-restaurant sales growth at Red Lobster and Olive Garden.

"We are exceptionally pleased with the very strong results at both Red Lobster and Olive Garden," said Joe R. Lee, Chairman and Chief Executive Officer, "as well as the positive performance of the newer concepts, Bahama Breeze and Smokey Bones. As a result of our focus on operating excellence and brand building, we are taking full advantage of the current strong economy. We believe that even as economic conditions change, the casual dining industry will continue to be propelled by favorable consumer lifestyle changes and long-term demographic trends. Darden is committed to ongoing brilliance and innovation with the basics to ensure long-term leadership as this growth takes place."

Highlights for the quarter ended November 28, 1999, included:

o Earnings after tax in the second quarter were $24.5 million, or 18 cents per diluted share, on sales of $848.2 million. Last year, earnings after tax were $15.9 million, or 11 cents per diluted share on sales of $791.2 million.

o Red Lobster recorded strong sales growth, reporting an 8.2% same-restaurant sales increase. This outstanding performance represents the 8th consecutive quarter of same-restaurant sales increases, and contributed to a triple-digit increase in operating profit for Red Lobster.

o Olive Garden's impressive record of growth continued with a 6.8% same-restaurant sales increase, representing the 21st consecutive quarter of same-restaurant sales increases. As a result of healthy sales and traffic growth, Olive Garden posted a strong double-digit increase in operating profit to set a new record for second quarter performance.

o Bahama Breeze sales continue to exceed management's expectations at both newly opened and existing restaurants. Two more restaurants were opened during the quarter, bringing the number in operation to eight. Four additional restaurants are under construction.

o Smokey Bones, Darden's latest test concept , opened during the quarter in Orlando, FL. Business at the BBQ and Sports Bar prototype restaurant is surpassing management's initial expectations.

o The Company purchased 2.8 million shares of its common stock in the second quarter.


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

Operating Highlights

RED LOBSTER'S second quarter sales of $461.9 million were 6.3% higher than prior year. Same-restaurant sales increased 8.2% in the quarter, significantly outpacing an already strong 5.4% increase in the second quarter last year. Operating profit for the quarter increased at a triple-digit rate as a result of the strong sales growth and favorable food, beverage and restaurant expenses.
These results were achieved even though Red Lobster operated 26 fewer restaurants than last year.

"We are excited with our second quarter performance," said Dick Rivera, President of Red Lobster. "We have strengthened our leadership teams throughout our company, but especially in our restaurants. These leaders are inspiring our restaurant crews, who are providing guests with great food and service in an energetic, upbeat environment, and doing so on a much more consistent basis. We will continue our focus on operational excellence as we strive to be the best in casual dining."

OLIVE GARDEN'S second quarter sales of $376.0 million were 6.8% above the prior year. The 6.8% same-restaurant sales increase in the quarter is particularly strong coming on top of an 8.7% same-restaurant sales increase in the second quarter last year. Olive Garden's sales improvement continued to be driven primarily by guest count growth. This performance, combined with restaurant labor efficiencies, generated a very strong double-digit operating profit increase.

"Our team is dedicated to delighting every guest with a genuine Italian dining experience," said Brad Blum, President of Olive Garden. "This resulted in another quarter of excellent performance. We were particularly pleased that our efforts to make wine an integral part of the dining experience led to overall beverage alcohol sales being up for 13 out of the last 13 weeks with the momentum continuing to grow. Our teams are focused on providing exceptional Italian foods and wines with great hospitality in a warm, inviting environment."

BAHAMA BREEZE sales continue to exceed management's expectations at both newly opened and previously existing restaurants, offering good evidence the company is successfully building a brand that is attractive to a broad range of consumers. Two more locations, Louisville, KY and Birmingham, AL, were opened during the quarter, bringing the total number of units in operation to eight. In addition, construction has begun on four more restaurants, located in Atlanta (Kennesaw), GA, Austin, TX, Miami, FL, and Phoenix, AZ. These restaurants are expected to open during the current fiscal year which ends in May 2000.

SMOKEY BONES, Darden's latest test concept, opened in Orlando, FL during the quarter. Business at this BBQ and Sports Bar prototype has been strong.

Other Actions

In other actions, the Board of Directors approved the promotions of Clarence Otis to Senior Vice President, Chief Financial Officer and Linda Dimopoulos to Senior Vice President, Chief Information Officer.

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

Darden continued its buyback of common stock in the open market, purchasing 2.8 million shares in the second quarter. Cumulatively, since initial authorization of its repurchase program in December 1995, the Company has repurchased 36.8 million shares from a total authorization of 44.6 million shares.

In October, the Olive Garden in partnership with a major wine supplier, Rocca delle Macie of Tuscany, Italy, opened a restaurant and a culinary institute. Both the restaurant, Olive Garden Riserva di Fizzano, and culinary school, The Culinary Institute of Tuscany, are located in Tuscany. The restaurant is expected to inspire new menu items for Olive Garden and Olive Garden's culinary teams will use the school to learn first-hand more about Italian cooking techniques.

Darden Restaurants Inc., headquartered in Orlando, FL, owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $3.5 billion.

                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

    11/29/98                                                    11/28/99

         642                      Red Lobster USA                    618
          34                      Red Lobster Canada                  32
      ------                                                      ------
         676                           Total Red Lobster             650

         459                      Olive Garden USA                   458
           5                      Olive Garden Canada                  5
      ------                                                      ------
         464                           Total Olive Garden            463

           3                      Bahama Breeze                        8

           0                      Smokey Bones                         1
      ------                                                      ------

       1,143                           Total Restaurants           1,122
      ======                                                      ======


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

             DARDEN PROMOTES CLARENCE OTIS TO SENIOR VICE PRESIDENT,
                 CHIEF FINANCIAL OFFICER AND LINDA DIMOPOULOS TO
                SENIOR VICE PRESIDENT, CHIEF INFORMATION OFFICER


ORLANDO, FL - Clarence Otis, Darden's Senior Vice President, Finance, has been promoted to Senior Vice President, Chief Financial Officer, and Linda Dimopoulos, Darden's Senior Vice President, Corporate Controller and Business Information Systems has been promoted to Senior Vice President, Chief Information Officer.

"Clarence and Linda have been key leaders in developing Darden's growth strategy," said Joe Lee, Darden Chief Executive Officer. "They are proven leaders and bring a wealth of business experience. They are exactly the right team to lead our technology and finance areas."

Darden has long been a restaurant industry leader in using technology and finance to enhance business processes to facilitate operating excellence and serve as solid platforms for growth.

Clarence and the finance team will focus on managing and growing assets consistent with the company's business strategies, evaluating acquisitions, securing sufficient capital from worldwide markets to fund growth, developing efficient tax strategies and practicing cost-effective risk management.

Linda and the Information Services team will work to adapt our core business processes to better support restaurant operations in production, labor management, customer service, design and development. New technologies in e-commerce, Internet and consumer communications will also be explored to drive additional business growth.

"The two focused teams we have created with this realignment will enable us to capitalize fully on opportunities to create industry leading technologies and financial strategies," said Lee. "These two areas are critical to operations excellence and future growth, and they require top talent. Clarence's and Linda's wealth of experience provides that."

Otis joined Darden as Vice President, Treasurer, in July 1995. He was promoted to Senior Vice President, Investor Relations and Treasurer, in July 1997 and to Senior Vice President, Finance, in August 1998. Prior to joining Darden, Clarence was a Managing Director of Chemical Securities, Inc., the investment banking subsidiary of what is now Chase Manhattan Bank where he was co-head of the Municipal Securities Group. Prior to that he worked in investment banking at First Boston and Kidder Peabody and practiced law at a New York law firm.

Dimopoulos joined the company in 1982 as a Senior Financial Analyst for Red Lobster Eastern Division. She has served in increasingly responsible positions at Darden, including Senior Vice President, Controller for Red Lobster and her most recent position as Darden's Senior Vice President, Corporate Controller and Business Information Systems. Prior to joining Darden she worked with Foodmaker, Inc. and Cabelcom General.


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

Darden Restaurants, in Orlando, Florida, is the world's largest casual dining company with more than 1,120 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, with over 115,000 employees and annual sales of $3.5 billion.


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

                          DARDEN PROMOTES STEVE HELSEL
            SENIOR VICE PRESIDENT, CONTROLLER, OF DARDEN RESTAURANTS


ORLANDO, FL - Steve Helsel, Senior Vice President, Information Services has been promoted to Senior Vice President, Corporate Controller, for Darden Restaurants and will become a member of the Darden Executive Management team as a Corporate Officer. He will report to Clarence Otis, Senior Vice President, Chief Financial Officer.

"Steve's made many contributions to our business and has been a key part of the financial team at Darden," said Clarence Otis, Senior Vice President and CFO of Darden. "With his experience in Internal Audit and Information Services and his operations experience, Steve brings strong leadership to the company's financial strategy."

In his new position, Helsel will be responsible for day-to-day financial controls in Accounting, Operations Information, Corporate Reporting and Analysis and Payroll Services.

Helsel joined the company in 1973 as an Accountant with Red Lobster and has been promoted to increasingly responsible positions throughout the company during his career, including Vice President, Controller, for Red Lobster USA, Vice President, Controller, Accounting Services and his most recent position as Senior Vice President, Information Services.

Darden Restaurants, in Orlando, Florida, is the world's largest casual dining company with more than 1,200 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, with over 115,000 employees and annual sales of $3.5 billion.


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

                          DARDEN PROMOTES DAVID COX TO
                     VICE PRESIDENT, COMMODITIES PURCHASING


ORLANDO, FL - David Cox has been promoted to Vice President Commodities Purchasing, for Darden Restaurants, Inc. Cox, previously Director of Food Commodities and Smallwares Purchasing, will assume responsibility for directing the purchase of $700 million in food commodities, packaging and smallwares.

"Combining   the  Commodity  team  under  David's   leadership   recognizes  the
significant contributions he has made to Darden Restaurants," said Barry Moullet, Senior Vice President Purchasing, Distribution and Food Safety. "David is exactly the right person to manage the combined strengths of the new team and ensure we deliver world-class purchasing support to our restaurants."

Cox joined the Darden team in 1997 as Director, Fish and Crab Purchasing. He then held subsequent positions as Director, Purchasing Operations, and his most recent position as Director of Food, Commodities and Smallwares Purchasing.

Prior to joining Darden, David was with Bruegger's Bagles / Quality Dining, RTM Restaurant Group and Restaurant Services, Inc., the Burger King Purchasing Cooperative.

Darden Restaurants, in Orlando, Florida, is the world's largest casual dining company with more than 1,200 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, with over 115,000 employees and annual sales of $3.5 billion.


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